Exhibit 10.5

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

QUALITY AGREEMENT

No. 014180-1NOHL-00

This quality agreement (the “Quality Agreement”) is made and entered into as of 10th June 2014, by and between GENETHON, a non-profit organization organized under the laws of France (SIRET: 40218752000018), with its principal place of business at 1bis, rue de l’Internationale, 91002 Evry Cedex, France (“GENETHON”), and GENSIGHT-BIOLOGICS SA, a corporation organized under the laws of France, registered with the Lyon Trade and Company Registry under number B 751 164 757 (SIRET: 75116475700013), with its principal place of business at 74 rue du Faubourg Saint Antoine, 75012 Paris, France (“GENSIGHT”), (each of GENSIGHT and GENETHON a “Party” individually and collectively the “Parties”).

RECITALS

WHEREAS, the Parties entered into a partnership agreement No. 012174-1NOHL-00 on February 1, 2013 to combine their respective expertise with a view to accelerate the development of gene therapy products to treat eye diseases; this partnership agreement has been amended by a first amendment on April 2, 2013; in this first amendment, the Parties agreed on a research program around the Leber’s Hereditary Optic Neuropathy (“LHON”).

WHEREAS, the Parties wish to define the individual responsibilities of the Parties as to the quality aspects of manufacturing and release of LHON product.

WHEREAS, in order to do so, this Quality Agreement takes the form, in part, of a detailed listing of activities associated with manufacture, supply, production, analysis, stability, release storage and shipment of LHON product. Unless otherwise indicated, responsibility for each activity is assigned to either GENSIGHT, GENETHON, or is assigned to both GENETHON and GENSIGHT.

WHEREAS, In consideration of the Parties’ agreement to perform the activities provided in this Quality Agreement and for other valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, GENETHON and GENSIGHT agree as provided in this Quality Agreement as follows:

1.	DEFINITIONS AND ABBREVIATIONS

1.1.	Audit: A planned, independent, documented, objective assessment per written procedures to verify that systems and/or processes have been developed, and are currently being followed to achieve quality system objectives and/or regulatory requirements.

1.2.	Business Day: means any day other than a Saturday, Sunday or statutory holiday in France.

1.3.	CAPA: Corrective and Preventive Action – Actions taken in response to an incident or Deviation with intent to correct or eliminate the root cause for the occurrence and to prevent reoccurrence.

1.4.	Certificate of Analysis: a document for each Product batch that indicates the results of each release test versus GENSIGHT approved Specifications. The Certificate of Analysis will include a statement that the Product batch has been manufactured in accordance with GMPs applicable to Product manufacturing and the Product Specifications.

1.5.	Confidential Information: all documents, information, data, software and/or hardware in a written, graphic or oral form, whatever the support used for their communication, disclosed by one Party to the other Party, by any means, within the framework of this Quality Agreement. Confidential information shall not include:

(i)	information which was already in or becomes part of the public domain through no breach of this Quality Agreement;

(ii)	information required by law to be disclosed, but only to the persons and to the extent so required; provided, however, that the Party from whom such disclosure is sought notifies the other Party in writing of such requirement within a reasonable time to allow the other Party to contest disclosure at its own expense;

(iii)	information, which the receiving party can show, with written records, was already in its possession before disclosure hereunder;

(iv)	information which was lawfully disclosed to the receiving Party by a third party without restrictions; or

(v)	information which can be shown through written records to have been independently developed by the receiving Party without the aid, application or use of any Confidential Information.

1.6.	Contract Manufacturer: An organization contracted to perform one or several of these activities manufacturing, laboratory testing, fill/finish, labelling, packaging, storage, distribution, or other services and/or processes related to a Product.

1.7.	Deviation: Departure from an approved instruction or established standard (such as SOPs) and the final result:

1.7.1.	Critical Deviation: An occurrence that has a high likelihood to adversely affect the identity, strength, quality, safety or efficacy of the Product.

1.7.2.	Major Deviation: An occurrence that has the potential for affecting the identity, strength, quality, safety or efficacy of the Product but can be definitively confirmed through further investigation or testing that the product either conforms to existing Specifications and is accepted or does not and must be rejected.

1.7.3.	Minor Deviation: A minor, well understood occurrence or alteration from established procedures (SOPs) that does not affect the identity, strength, quality, safety or efficacy of the Product as appreciated by supervisors and or managers.

1.8.	Facility: GENETHON’s facility named “Genethon Bioprod” and located at rue Henri Auguste Debruères, 91100 Corbeil Essonnes, France.

1.9.	GMP: For Good Manufacturing Practices. “GMP” refers to the Good Manufacturing Practice Regulations laid down in European Commission Directives 91/356/EEC, as amended by Directive 2003/94/EC, and 91/412/EEC respectively. In addition, GMP shall mean the principles described in the Eudralex Volume 4 – Good Manufacturing Practices GMP guidelines – Part II (Basic requirements for active Substances used as Starting Materials), with Annex 13 – Investigational Medicinal Products – with Annex 2- Manufacture of Biological Medicinal Products for Human Use – and with Annex 1 – Manufacture of Sterile Medicinal Products or their current reference locations and the “Code of Federal Regulations of the U.S. Food and Drug Administration”, 21 CFR Parts 210, 211, 610, 820.

1.10.	IMP: For Investigational Medicinal Product. A pharmaceutical form of an active substance or placebo being tested or used as a reference in a clinical trial, including a product with a marketing authorisation when used or assembled (formulated or packaged) in a way different from the authorised form, or when used for an unauthorised indication, or when used to gain further information about the authorised form

1.11.	Manufacture: All activities related to production, quality control, characterization, labelling, packaging, release, storage, and shipment of the Product as defined in this Quality Agreement and the Partnership Agreement between GENSIGHT and GENETHON.

1.12.	Manufacturing Batch Record: The original source documentation completed during the production of a Product batch that gives specific instructions on the procedures, calculations, criteria, sampling, storage conditions and testing performed on that quantity of Product. The Manufacturing Batch Record includes information on the equipment, raw materials used during the process, each operator signature and initials and, when applicable, the verifier initials at critical steps in the process, the accountability of the Product and any Deviations from the approved procedure. The original, approved Manufacturing Batch Record that serves as the template to be completed for each production run is the Master Batch Record.

1.13.	Master Batch Record: The original, approved template used for the execution of each Manufacturing Batch Record.

1.14.	Material Review Board: A meeting of the appropriate individuals as necessary to determine the actions required for the appropriate disposition of any material; raw material, in-process or finished product that (1) does not meet established specifications (2) has any issue regarding product quality, including but not limited to occurrence of Critical or Major Deviation(s).

1.15.	OOS: For Out Of Specification. The term OOS includes all test results that fall outside the specifications or acceptance criteria established in drug applications, drug master files (DMFs), official compendia, or by the manufacturer. The term also applies to all in-process laboratory tests that are outside of established specifications. It does not include in-process testing done solely for purposes of triggering real time equipment or system adjustments to prevent process drift.

1.16.	Partnership Agreement: The partnership agreement No. 012174-1NOHL-00 entered into by the Parties on February 1, 2013 and all its amendments (including future amendments) related to LHON.

1.17.	Product: GENSIGHT’s product to treat Leber’s Hereditary Optic Neuropathy (LHON).

1.18.	QA: Quality Assurance.

1.19.	QC: Quality Control.

1.20.	SOP: For Standard Operating Procedure.

It is a tool as part of a system for ensuring that products are consistently produced and controlled according to quality standards. It is designed to minimize the risks involved in any pharmaceutical production that cannot be eliminated through testing the final Product. The main risks are:

a)	Unexpected contamination of Products, causing damage to health or even death.

b)	Incorrect labels on containers, which could mean that patients receive the wrong medicine.

c)	Insufficient or too much active ingredient, resulting in ineffective treatment or adverse effects.

1.21.	Specifications: documented list of elements that describe in detail the requirements with which the Products or materials used or obtained during Manufacture have to conform in terms of their chemical, physical and biological characteristics. Specifications will normally include both descriptive and numerical attributes with permitted tolerances or ranges as well as the associated analytical methods.

2.	OBJECT AND SCOPE OF THIS AGREEMENT

This Quality Agreement outlines the responsibilities between GENSIGHT and GENETHON with respect to the quality responsibilities associated with the Manufacture of the Product under the Partnership Agreement.

For the purposes of this Quality Agreement, quality responsibilities associated with the Manufacture of the Product must meet all EU GMP requirements applicable to IMP.

The Manufacture operations are performed in the Facility.

3.	DURATION AND TERMINATION

3.1.	EFFECTIVE DATE

This Quality Agreement enters into force on the Effective Date, and remains into effect for as long as GENETHON supplies Product to GENSIGHT unless the Quality Agreement is terminated earlier in accordance with the terms herein.

3.2.	TERMINATION

Termination of this Quality Agreement is possible by either Party at any time with a [**] calendar days’ advance written notice of termination to the other Party. The termination date has to be set in such a way that the obligations of this Quality Agreement can be fulfilled until the full completion of pending orders. It may be terminated by both Parties for good reason or for unforeseen events beyond the control of the Parties.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

3.3.	EFFECT OF TERMINATION

All regulatory obligations required of GENSIGHT or GENETHON by any applicable regulatory authorities and all obligations of the Parties under effective regulations shall survive expiration or termination of this Quality Agreement. Examples of such requirements include, but are not limited to: recalls, complaint and adverse event handling and reporting, Deviations and investigations, completion of stability studies, provision of information to GENSIGHT which is necessary to maintain compliance with regulatory filings, etc.

Also, the provisions of the Partnership Agreement between the Parties shall not be affected by expiration or termination of this Quality Agreement, including, without limitation, any duties regarding confidentiality or non-disclosure.

4.	DOCUMENTS

4.1.	PROCEDURES

GENETHON’s facilities, equipment, QC and QA system operating procedures shall be used unless otherwise specified in the Manufacturing Batch Record.

Documents (such as Certificate of Analysis, Deviation, OOS results) related to the Manufacture of Products and inspection and testing of released Product for clinical production must be done in accordance with GMP.

The quality responsibilities apply to operating procedures, batch manufacturing instructions, SOPs, standard test methods for QC, and any other GMP related documents necessary for GENETHON’s fulfilment of its obligation.

All documents established by GENETHON will remain GENETHON Confidential Information. GENSIGHT will have the right to use and reference any of the foregoing in connection with a filing for regulatory approval of the Product or as otherwise authorized by this Quality Agreement.

4.2.	RECORDS

GENETHON will maintain accurate batch records (Manufacturing Batch Record and QC file) of the Product, as required by applicable laws and regulations in sufficient detail and in accordance with GMP conditions, to properly reflect all work performed and results obtained.

GENETHON will retain possession of the industrial documentation linked to the production of the Product (SOPs, analytical specifications, Manufacturing Batch Record, QC file - including Certificate of Analysis).

4.3.	DOCUMENTS ACCESS

GENETHON will communicate to GENSIGHT the following documents:

•	Batch report summary. The batch report summary includes:

•	batch reference number

•	production date

•	quantity

•	Critical and Major Deviations list and their description

•	OOS list & their description

•	change controls which have an impact on the batches (if any)

•	critical parameters list with their acceptance value

•	step yield calculation

•	bill of materials

•	Investigation report for Critical and Major Deviation,

•	Certificate of Analysis,

•	Notification of change control.

All documents related to the Product batches which are not communicated to GENSIGHT in accordance with this Section or the quality responsibilities table attached in Appendix 1 will be available to GENSIGHT on site at GENETHON Facility.

GENSIGHT will be provided copies of completed GENETHON Deviations, OOS results, and investigations as part of the batch history for final review and approval upon request in accordance with Sections 9.11 and 9.12.

Upon regulatory agencies written requirements, all requested document by regulatory agencies will be provided to GenSight for transmission.

4.4.	DOCUMENTS LANGUAGE

The main document language is English except for the Master Batch Record, Manufacturing Batch Record, processing instructions and SOPs.

5.	RESOURCES

GENETHON must have adequate resources and sufficient numbers of appropriately trained personnel to Manufacture the Product. Especially adequate QA personnel will oversee and manage CAPAs, Deviations, OOS oversight, batch record review, and Product batch release.

6.	REGULATORY RESPONSIBILITIES

GENSIGHT will have all regulatory responsibilities for the Product.

All inquiries to GENETHON from regulatory authorities regarding the Products shall be forwarded to GENSIGHT. Similarly all discussions with regulatory authorities specific to the Product shall be conducted only with the participation of GENSIGHT.

GENETHON will permit all relevant inspections by regulatory authorities (ANSM, EMA, FDA or the like) of premises, procedures, and documentation.

7.	INVESTIGATION

If a product goes to Material Review Board, an investigation will be performed according to the investigation plan agreed between GENETHON and GENSIGHT and will be supplied when completed. GENETHON will recommend disposition of GENSIGHT Products.

8.	CHANGE MANAGEMENT

8.1.	DEFINITIONS

Prospective changes to be considered are

•	variations to this Quality Agreement,

•	variations relevant to application of GMP, batch manufacturing instructions, raw material and component specifications, operating procedures, finished product specifications, analytical methods, storage conditions, and

•	variations to locations, equipment and materials

which could impact the quality of the Product.

GENSIGHT will determine whether changes to the Product or changes related to the Product will impact a regulatory filing and will apply for and receive approval for any required manufacturing amendment, change or addition. Upon request, GENETHON will assist in the preparation and review of pertinent sections of the initial Product filing and of amendments to the filing. Any changes to the Specifications required by GENSIGHT or regulatory authorities must be communicated to GENETHON for implementation.

8.2.	CHANGE NOTIFICATION

GENETHON will notify GENSIGHT of any prospective changes that may impact GENSIGHT Product or process and obtain GENSIGHT documented approval within [**] Business Days of change notification before implementation of the change.

8.3.	CHANGE REQUESTS

Prospective changes to Product specific documents can be proposed in writing by either GENETHON or GENSIGHT but will not be implemented until approved in writing.

All change requests shall be made in accordance with the procedure established by GENETHON (and entitled “Change Control Management”). Review and approval by GENSIGHT shall be conducted in accordance with GENETHON’s quality system. Any change will have to be evaluated for impact on schedule and activities.

Regardless of which Party initiates the request, both Parties have the obligation to provide a response within [**] Business Days of receipt of a change request.

9.	QUALITY RESPONSIBILITIES ASSOCIATED WITH THE MANUFACTURING OF THE PRODUCT

The quality responsibilities associated with the Manufacture of the Product will be carried out in detail by GENETHON according to the valid Master Batch Record and associated SOPs and as set forth in the table of responsibilities in Appendix 1.

9.1.	CONTAMINATION

It is the responsibility of GENETHON to prevent microbial contamination of the Product and cross contamination between GENSIGHT’s process and any other project performed in the Facility.

9.2.	PROCUREMENT AND TESTING OF RAW MATERIALS

Raw materials used by GENETHON in the Manufacture of the Product, specified by GENETHON, may be bought from manufacturers or vendors that have been approved/qualified by GENETHON’s QA persons.

GENSIGHT may have access to GENETHON vendor audit reports related to acceptance of manufacturing-related materials from such vendors during Audit.

9.3.	QUALITY DOCUMENTATION RELATED TO PRODUCT MANUFACTURE

Master Batch Records, as well as Specifications related to the Product, require review and approval by both Parties upon issuance and any time a change is made.

GENETHON will provide GENSIGHT with a copy of the master documents (i.e. Manufacturing Batch Records and Specifications) for GENSIGHT approval prior to use for Manufacture, packaging, labelling and testing of the Product.

In addition, any changes will be managed as described in Section 8.

In some circumstances records may be reviewed by GENSIGHT at GENETHON Facility prior to completion or batch disposition. Record retention at GENETHON will be in accordance with GENETHON’s quality procedure.

The executed documents are reviewed for compliance to GMPs per GENETHON’s quality system and to ensure that changes to Product, process, QCs, equipment, or facilities do not have a potential to affect the identity, strength, quality, purity, or potency of a Product manufactured. GENSIGHT technical staff may also review on site the documents as appropriate.

9.4.	CERTIFICATE OF ANALYSIS

Each Product batch will be supplied with a Certificate of Analysis indicating results of each release test versus GENSIGHT approved Specifications. Where provided, target ranges will be included in the Certificate of Analysis. The contents of the Certificate of Analysis will be approved by both Parties upon GENETHON procedures and will not be modified without prior

GENSIGHT approval. The Certificate of Analysis will include a statement that the Product batch has been manufactured in accordance with applicable GMPs manufacturing rules and the Specifications.

9.5.	STABILITY STUDIES

Stability studies protocols are approved by GENSIGHT and will be performed by GENETHON upon Specifications and agreed stability plan. An expiry period will be determined in agreement with both Parties.

9.6.	LABELLING

GENSIGHT will provide GENETHON with the required labelling text and specifications. The labelling proofs will be created by GENETHON then will be reviewed and approved by GENSIGHT. The labelling requirements will be specified in the valid Product labelling specifications upon regulatory requirements for clinical trials batches before shipment to other Contract Manufacturer. Once approved, labelling will not be revised without prior approval by GENSIGHT.

9.7.	PACKAGING

The packaging of the Product will be specified in the valid Product Master Batch Record, as defined by GENSIGHT. Any packaging will not be modified without prior approval by GENSIGHT.

9.8.	STORAGE AND TRANSPORT

Storage and shipment of Product will be done in accordance with GMPs and other applicable regulatory requirements.

The storage conditions of the Product at GENETHON, as well as the transport conditions and delivery adress(es), are defined by GENETHON and will be approved and audited by GENSIGHT.

The shipment of the Product is under the responsibility of GENETHON for the clinical trial phase I and under the responsibility of GENSIGHT after such clinical trial phase I (see Appendix 1).

9.9.	RECORD RETENTION

Product batch Manufacture documentation is kept by GENETHON until the end of the clinical trial or for a minimum of [**] years from the date of Manufacture which one end first and then will be transferred to GENSIGHT upon request. GENETHON will notify GENSIGHT for consent prior to destruction of any Product batch related documentation.

9.10.	PRODUCT RETENTION SAMPLE

Sampling and storage of retention samples from each lot of the Product released for human use will be performed at GENETHON. At minimum, Product retention sample size will be sufficient to repeat the release analysis at least once and if relevant twice (not including sterility testing unless otherwise specified by GENSIGHT) upon GENSIGHT decision.

9.11.	OOS

GENSIGHT shall be informed of any OOS. GENSIGHT shall be regularly informed of any OOS status. GENETHON shall supply to GENSIGHT the OOS investigation report.

9.12.	DEVIATIONS

Deviations must be investigated under the control of GENETHON’s quality system. Deviation reports are issued and reviewed by GENETHON. All deviations are analysed for Product impact and resolved prior to release of Product.

GENETHON shall fully inform GENSIGHT of Critical and Major Deviations within [**] Business Days of detection (i.e. [**] hours Business Days).

Deviations reports will be available on site as part of the Manufacturing Batch Records.

It is understood that certain aspects and steps of biologics manufacturing are time critical and responsive action to deviations may need to occur rapidly in order to maintain the integrity of

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

the product. In such circumstance and if necessary, GENETHON may take action to Deviations according to its experience and expertise. Notification to GENSIGHT should occur as soon as practical. All other requirements of this Section 9.11 are still applicable in these circumstances.

10.	TESTING AND RELEASE

10.1.	TESTING OF PRODUCT

GENETHON will perform certain in-process testing and final Product testing according to the detail of the Master Batch Record and Specifications. The full analytical testing results including in process control and final product QC results will be part of the Manufacturing Batch Record available for review on site GENSIGHT.

GENSIGHT will be informed of Product which does not meet Specifications prior to edition of validated Certificate of Analysis and therefore shipment to GENSIGHT. Product not meeting requirements as defined in the Master Batch Record and Specifications will not be released to GENSIGHT except by request from and with approval by GENSIGHT.

10.2.	RELEASE OF PRODUCT

GENETHON is responsible for certifying each Product batch, according to the criteria described in GMP, annex 13.

GENSIGHT is responsible for the final release of each Product batch, i.e. authorization to use the Product batch in the clinical trial. GENSIGHT will provide documentation to GENETHON of release authorization for each Product batch.

The final release performed by GENSIGHT allows GENETHON to ship the Product batch to the clinical center or distributor designated by GENSIGHT in accordance with Section 9.8 and under GENSIGHT sole responsibility.

All information necessary for GENSIGHT to take a final decision regarding the release of each Product batch will be available to GENSIGHT on site at GENETHON Facility while one copy of document could be provided upon request duly justified (i.e. critical deviation, OOS event, batch rejection).

11.	AUDITS AND INSPECTIONS

11.1.	AUDITS BY GENSIGHT

GENETHON will provide reasonable access to GENSIGHT to its premises, during normal working hours, to permit Audits of the Facility in the aim to periodically assess compliance with applicable Product and establishment standards. With GENETHON prior agreement, except if Parties agree otherwise, GMPs Audits may be conducted up to [**] times during any [**] month period during a production period and with a not less than [**] days prior written notice. In case GENETHON disagree on the Audit period requested by GENSIGHT, the Parties shall discuss to find an acceptable Audit period for both Parties. Request for additional routine quality Audits must be negotiated with GENETHON.

For-cause Audits may be conducted at any time with reasonable notification as mutually agreed by GENETHON and GENSIGHT. GENETHON will ensure that any deficiencies highlighted during the Audit will be dealt with promptly following receipt of an official signed Audit report from GENSIGHT.

Mock Audit may be conducted with the prior approval of both Parties in conditions and schedule to be agreed together by the Parties.

GENSIGHT or personnel acting on behalf of GENSIGHT may review completed GENETHON Deviations, OOS results, investigations and CAPAs during GENSIGHT QA Audits.

During GENSIGHT QA Audits implementation of CAPAs may be verified. GENSIGHT reserves the right to conduct additional investigations on any material, process, or test to determine a final Product’s disposition for clinical use.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

11.2.	REGULATORY INSPECTIONS, COMMUNICATIONS & REQUISITIONS

GENETHON will notify GENSIGHT within [**] Business Days of receipt of any notice of inspection specific to Product from a regulatory authority or unannounced visit for inspection specific to Product from a regulatory authority. GENSIGHT has the right to be present at GENETHON’s Facility to participate in inspections for segments of the inspection covering the Product.

GENETHON will notify GENSIGHT within [**] Business Day of any regulatory authority request for Product samples, Product batch documentation, or other information related to the Product.

11.3.	SELF INSPECTION

GENETHON will perform self-inspections of its premises, facilities, and processes used to manufacture, package, test, store and distribute GENSIGHT’s starting materials, and Product in accordance with GENETHON’s written SOPs to ensure compliance with GMP and this Quality Agreement.

12.	VALIDITY AND DISCLOSURE

12.1.	DISCLOSURE

This Quality Agreement may be disclosed to regulatory authorities and GENSIGHT’s funding sources during the course of either routine GMP or pre-approval inspections or as part of funding due diligence. Both Parties agree to disclose all documentation as requested by regulatory authorities. Both Parties agree to inform the other if regulatory authorities review any GENSIGHT specific documentation.

12.2.	CONFIDENTIALITY

Both Parties agree, during the term of this Quality Agreement and for a period of [**] years thereafter, to keep confidential all Confidential Information received from the other Party. All confidentiality obligations and rights between the Parties are referred to section 10 of the Partnership Agreement.

13.	RECALL

Depending on the event (complaint, non-conformance), Product recall can be proposed by either GENETHON or GENSIGHT.

The final decision of recall is under GENSIGHT’s responsibility.

The recall process (communication with regulatory authorities, notification to investigators, return of drug product doses) is under GENSIGHT’s responsibility.

GENETHON is participating to the process recall, according to the GENSIGHT’s recall procedure.

14.	SUB-CONTRACTING

Each Party agrees not to pass on to a third party any part of the work entrusted to it under this Quality Agreement without prior written approval from the other Party. This Section 14 applies especially, in the case of GENETHON, for any part of the Manufacture of the Product, or any raw materials and excipient used in the Manufacture of the Product.

15.	AMENDMENTS TO THE QUALITY AGREEMENT

Amendments to this Quality Agreement must be in writing and signed by the appropriate representatives of GENSIGHT and GENETHON before they are deemed effective.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Representatives from GENSIGHT and GENETHON agree to amend terms of this Quality Agreement that need to be amended in order to ensure that the Product continues to meet all (a) regulatory requirements of applicable regulatory agencies and (b) GENSIGHT requirements.

If an amendment to this Quality Agreement is proposed, the proposing Party will communicate the proposed amendment to the appropriate contact person at the other Party for review and approval. The appropriate contact person at GENETHON and GENSIGHT is listed in Appendix 2.

16.	ENTIRE AGREEMENT

All provisions of the Partnership Agreement between GENSIGHT and GENETHON are hereby incorporated by reference. Any previous agreement or understanding not covered in this Quality Agreement or in the Partnership Agreement, whether oral, written or implied is superseded. In case of any conflict between this Quality Agreement and the Partnership Agreement, the Quality Agreement shall prevail.

17.	RESOLUTION OF QUALITY ISSUES

Quality related disagreements between GENSIGHT and GENETHON that are not resolved in the normal course of business shall be brought to the attention of the appropriate contact person for notices at the GENSIGHT and GENETHON, in writing, as listed above. If both Parties agree that a resolution of the disagreement is reasonably possible, then both GENSIGHT and GENETHON shall agree to work jointly to develop a strategy for such resolution. GENSIGHT and GENETHON further agree to record such resolution in writing.

18.	APPENDIX

Appendix 1: Responsibilities table

Appendix 2: Responsible personnel and contacts

The current versions of Appendixes are part of this Quality Agreement. New versions become valid only after approval by both Parties. They are added to this Quality Agreement without the need to update the Quality Agreement itself.

19.	REVISION HISTORY

This is the first issuance of the Quality Agreement.

20.	SIGNATURE

Signatures below indicate approval and acceptance of the terms of this Quality Agreement.

For and on behalf of	For and on behalf of
GENSIGHT	GENETHON

Signed:	/s/ Jean-Philippe Combal	Signed:	/s/ Frédéric Revah

Name (print):	Jean-Philippe COMBAL	Name (print):	Frédéric REVAH
Title:	Chief Operating Officer	Title:	Chief Executive Officer

Date:	17/12/2014	Date:	12/12/2014

Quality person representative of each organization:

Signed:	/s/ Isabelle Pengue	Signed:	/s/ Christophe Cochet

Name (print):	Isabelle PENGUE,	Name (print): Christophe COCHET
Title:	Director of Regulatory & QA Manager	Title: Qualified Person
(“Pharmacien Responsable”)

Date:	17/12/2014	Date:	09/12/2014

APPENDIX 1 – RESPONSIBILITIES TABLE

[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Appendix 2 – RESPONSIBLE PERSONNEL AND CONTACTS

For GENETHON:

[**]

For GENSIGHT:

[**]

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.